Exhibit 19
GRAVITY CO., LTD
Regulations on the management of sensitive information and
the prevention of unfair insider trading
_____________________________________________________________________________________

1. General Provisions
1.1 Purpose
The purpose of this regulation is to fulfill the corporate social responsibility by preventing unfair insider trading in advance (hereinafter referred to as ‘insider trading’) by establishing the purchase standards for stocks by the employees and managing the undisclosed important information of Gravity Co., Ltd. (hereinafter referred to as the ‘company’) and other listed company acquired by the employees during business within the person’s scope of business.

1.2. Scope of application
The regulation applies in the case of insider trading such as the management of important information and transaction of shares.

1.3 Compliance with law and regulation
The company’s employees shall comply with the Securities and Exchange Act of the United States, U.S. Securities and Exchange Commission (hereinafter referred to as ‘SEC’) regulation, laws related to the capital market and financial investment business (hereinafter referred to as ‘Capital market law’ and this regulation and other internal company gridlines for the management of the company’s undisclosed important information and the prevention of insider transaction.

1.4 Department in charge
Management of enforcement, amendment, cancelation, and other procedures related to the application of this regulation is done by the headquarters IR Unit (hereinafter referred to as 'Department in charge')

1.5 Glossary
Definitions of the terms used in this regulation shall be determined as a state in the following paragraphs. Also, terms that are not defined under this article shall be understood as understood in U.S. Securities and Exchange Act, Capital market law, or other relevant law or regulation.

(1)‘Employee’ means the board members or workers of the company.
(2)‘Board member’ means registered and unregistered executive officer and inspector (or inspection commissioner.)
(3)‘Workers and etc.’ means full-time employee, contract employee, commissioned employee, dispatched employee, part-time employee, and other workers that are carrying out work for the business of the company.
(4)‘Insider’ means a person who fits the following paragraphs.
Employees and employee's family members (cohabitant included)
The company is under the control of the employee or the employee’s family members via shares.
(5)‘Subsidiary company’ means a company that is listed as a subsidiary company in the most recent publicly available public information, such as the company’s securities registration, securities report, quarterly and semiannual report, and business report.
(6)‘Listed company, etc.’ means a subsidiary (company) that is listed on a stock exchange (including foreign stock exchanges, such as NASDAQ, etc.) or that issued securities that can be traded via over-the-counter transaction.

(7)‘Share certificate, etc.’ means depositary shares such as shares, such as share certificate, common bonds, bond with a warrant or preemptive rights, ADR (American Depository Receipts) (including share certificate, bond, share or security) and this includes securities and shares certificate indicating relevant rights or options.
(8)“Transaction, etc.” refers to the transfer or acquisition (including exchange, repayment in lieu, investment in kind, etc.) of shares certificates, etc., succession through merger or division (including cases of succession), or derivatives transactions.
(9)“Tender offer” means that the company or another person publicly purchases shares of the company or another company after notifying the purchase period, purchase price, and other purchase conditions in advance.
(10) ‘Important information’ means information that is deemed important to reasonable investors when deciding to sell, buy, or hold the shares, including the following items.
Quarterly, semiannual, or annual statement
Dividend information
Change in credit level, etc.
Change or confirmation of
Important merger, acquisition, corporate division, tender offer, joint venture
An important new product, or new discovery
Development related to the company’s important intellectual property
Transaction status in relation to client or supplier, including the conclusion, cancelation, and suspension of important contracts.
Important changes in the company management right, and compensation policy
Notice of change in the company's independent registered accounting firm or that the company can no longer rely on the firm's reports.
Significant financing of the company's securities and other significant events (such as default on securities, request for redemption of securities, plans to repurchase shares, stock split, public or private sale of securities, change in dividends, and changes in the rights of securities holders, etc.)
Serious depreciation and damage to assets
Cyber security incidents, vulnerabilities, and violations
Ongoing or expected significant litigation, regulation judgment, or government investigation.
Bankruptcy, corporate restructuring, legal management, or other liquidity problems or layoffs
(11) ‘Public information’ refers to information that falls under any of the following cases and is information for which 2 trading days have elapsed based on the Nasdaq stock exchange after disclosure.
Press releases or articles officially distributed through news organizations such as news or news service companies
Information disclosed to the U.S. Securities and Exchange Commission (SEC)
Example) If the disclosure date of important information is 20 March (Fri) and the Nasdaq is open on 23 March (Mon) and 24 March (Tue), from 00:01 AM on 25 March (Wed), it is deemed public information under this regulation, and even if it was disclosed before that, it is classified as undisclosed information under this regulation.
(12) A “financial investment business person” refers to a person who conducts investment trading business, investment brokerage business, collective investment business, investment advisory business, discretionary investment business, and trust business as defined in Article 6 of the Capital Markets Act on a continuous or repetitive basis for the purpose of earning profits.

1.6 Application of the regulation in regard to the resigned employees
(1)This regulation applies only to the company’s employees.
(2)Person who was once an employee of the company, and who resigned no longer than a year ago, is deemed an employee, and Article 2.4 Prohibition of revealing important information, Article 5.1 Prohibition of transaction of shares and the period of prohibition, Article 5.2 Approval application of transaction of shares, etc., Article 5.4 Regulation Prohibiting the transaction of shares certificate shall remain applicable.

2.Management of Important Information

2.1 Appointment of information management responsible person
For the appropriate management of the company’s undisclosed important information and the prevention of unfair insider trading, the company shall appoint information management responsible person, information management manager, and information management department, in accordance with the following paragraphs.

(1)‘Information management responsible person’ is a person who is in charge of the management of the company’s undisclosed important information, and the HQ CFO shall be the information management responsible person.
(2)‘Information management manager’ is a person who is managing the undisclosed important information in each sector, and each sector head shall be information management manager.
(3)‘Information management department’ is a department that manages this regulation and the procedure under this regulation, and assists the work of the information management responsible person, and the HQ IR Unit shall be the information management department.

2.2 Information management responsible person and information management manager’s duties
(1)The duties of the information management responsible person are as follows:
Manages the company’s important information
Judges whether the information related to the company or the subsidiary company is the company’s important information
Determines if it is necessary to reveal the important information and the period and method of the reveal
Guides and consults information management managers and employees
Determines whether to approve the transaction of share certificate, etc., applied by an employee
Notify the information management manager and employees about information that became not important information due to revealing, etc.
Collects information about U.S. laws or SEC regulations related to this regulation, and about regulation and amendments
Education of the regulation and other relevant regulations
(2)The duties of the information management manager are as follows:
Manages important information in the sector in charge
Manages information that has the potential of being important information, which occurred in the sector in charge
Guides and consults employees in the sector in charge

2.3 Report, etc. of important information
(1)Employees must acutely report to the information management manager of the sector that he/she is part of, upon gaining knowledge of information that has the potential of being undisclosed important information in regard to his/her business. If a board member gained knowledge of such information, he/she can report directly to the information management responsible person.
(2)Upon report in accordance with the previous paragraph, the information management manager shall report to the information management responsible person about the content of said information, the employee’s name, etc.

(3)Information management responsible person may determine if the information in the report is important information and decide how to manage such information and then may make necessary commands to the information management manager about the management of the said information.
(4)In the event of information that is categorized as important information under the previous paragraph becomes public information, the information management responsible person shall acutely notify of it the information management manager.
(5)Information management manager shall, when notified by the information management responsible person under the previous paragraph, notify the fact to an employee whom he/she considers necessary for the sector in charge.

2.4 Prohibition of revealing important information
(1)If an employee knows about information that has the potential of becoming undisclosed important information, the employee is prohibited from doing the following paragraphs until such information becomes public information.
Asks to buy shares certificate, etc. to benefit another person
Asks to sell shares certificate, etc. to avoid loss of another person
(2)If an employee gained knowledge of information that has the potential of becoming an undisclosed important information, he/she shall not reveal such information to others without the approval of the information management responsible person or acknowledgment that the information is not important information, with an exception when it is needed for business.
(3)Following the previous paragraph, when an employee reveals information that has the potential of becoming important information to others, shall notify them that the information has the potential of becoming important information. Also, the name of the person to whom the information is revealed shall be disclosed in the report that is to be made under Article 2.3, and if the information is revealed after the report, there shall be made a separate report.
(4)If an employee gains knowledge of information that has the potential of becoming undisclosed important information of other listed companies, the information shall be dealt with appropriately in compliance with each paragraph of this Article.

3.Revealing Important Information

3.1 Reveal decision
(1)The company’s undisclosed important information, shall be revealed as acutely as possible under relevant SEC regulations.
(2)In case the information management manager struggles to determine whether the information is an undisclosed important information, the decision may be made after consulting the experts, such as stock exchange or lawyers, in relation to whether the reveal of such information is necessary, the time of reveal, or the method of reveal.

3.2 Reveal of the information
(1)Information management responsible person determines the reveal of important information after acquiring the management’s approval.
(2)Information management department executes the reveal of the important information as decided in the previous paragraph.

4.Regulation on Transaction of The Company’s Shares Certificate, etc. by The Board Members

4.1 Report of transactions, etc.
(1)If a board member (board member above assistant director) wishes to make a transaction of shares certificate, etc.( excluding succession due to merger or division, shall be understood as same in this paragraph and the following paragraph) of the company or the vendor for his/her own benefit, one must acquire approval of the information management responsible person under Article 5.2 of this regulation, and if the transaction is made, as prescribed in the law, the report about the said transaction (‘attachment (1) board members and major shareholders’ transaction report) shall be submitted to the information management department until the final day of the month where the transaction is made.
(2)If a board member (board member above assistant director) consigned the transaction to a financial company or a financial investment business person, the report shall be submitted including the transaction statement in which the said financial investment business person has confirmed.
(3)Regardless of Article 1 of this regulation, the report is not required in the following cases:
Where the preemptive right is exercised and new shares are acquired
Except for the previous paragraph, when it is admitted by law considering external circumstances and the type of transaction

4. 2 Prohibition of short stock selling
Board members shall not sell shares certificates, etc. exceeding the amount and quantity of the company’s shares that one is holding.

5.Regulation on the Employee’s Shares Transaction

5.1 Prohibition of transaction of shares certificate, etc. and the prohibition period
(1)If an employee gains knowledge of the company or other listed company’s undisclosed important information, with an exception when admitted by law, the employee shall not make transactions of shares of the company or other listed company until the said important information becomes public.
(2)If an employee gains knowledge of undisclosed information about a tender offer (this includes ‘the fact about the tender offer’ and ‘the fact about the suspension of a tender offer.’ Hereinafter referred to as ‘information about a tender offer’), except for the case where it is admitted by law, the employee shall not make a transaction of shares of the subject of the information of the tender offer (‘buying’ in case of executing the tender offer, and ‘selling’ in case of suspending the tender offer)
(3)The previous paragraph does not apply in cases stated in the following paragraphs:
When new shares are acquired after exercising one’s preemptive rights
When admitted by law, except for the previous item
(4)If an employee makes a transaction via an insider, such as the employee’s family members or a company that is under the control of the employee or the employee’s family members, it shall be considered that the transaction is made by the employee for the application of this Article.
5.2 Approval application for transaction of shares certificate, etc.
(1)When an employee makes a share transaction, the employee shall prepare an ‘attachment (2) subsidiary company shares transaction application’ and submit it to the information management responsible person via the information management manager and request approval. If the request is approved, the said employee may make a transaction within 10 business days from the following business day of the day of approval, limited to what is approved. If one wishes to make a transaction after 10 business days had passed, the above approval procedure shall be followed again.
(2)The application under the previous paragraph is not necessary in cases of Article 5.1(3)
(3)When an application under paragraph 1 is made, the information management responsible person shall check if there is undisclosed important information, or if the transaction is possible via lawyer’s opinion or etc., and acquire the management’s approval and determine if the transaction application shall be approved. In case of approval, the approval shall be notified to the person who applied, in the form of ‘attachment (3) Transaction approval acknowledgment’
(4)Even after the transaction, etc. is approved, if an employee gains knowledge of undisclosed information that has the potential of becoming an undisclosed important information, the employee must acutely inform the information management manager in one’s sector (however, if one is a board member, one may report to the information management responsible person directly), and shall not make the said transaction until the information management responsible person confirms the information is not important information OR until it goes public.
(5)Employees shall not reveal the fact that the said transaction is declined, or the approval is held to a third party, under this Article.
(6)After a transaction is approved, the employee shall prepare an ‘attachment (4) transaction result report’ without delay and report how the transaction is carried out to the information management responsible person. Also, in case the transaction is not made, the employee shall report of it
5.3 Transaction account
(1)When an employee is making a transaction of shares of the company or other listed company for one’s own benefit, the transaction shall be made in one’s name to avoid confusion.

(2)An employee shall notify the financial investment business person that the employee is opening a transaction account, or the transaction account is already open, the fact that he/she is an employee of the company following the insider registration procedure requested by the financial investment business person. Also, other insiders, such as the employee’s family members, shall follow the insider registration procedures requested by the financial investment business person.
(3)The previous paragraph does not apply if the financial investment business person does not have the company’s employee registration procedure due to reasons such as being unlisted on the Korean market.
5.4 Prohibition of transaction of shares certificate, etc.
(1)Employees are prohibited from making a transaction of shares certificate of the company or other companies related to the company, except for the period stated in the following items (hereinafter ‘transaction allowed period’)
From when the quarterly report becomes public to the last day of that month
From when the yearly report becomes public to the last day of that month
(2)The shares subject to the prohibition under the previous paragraph shall be prescribed in the following items:
Board members (board members above assistant director): Shares, etc., of the company or other companies related to the company (including subsidiary companies, related companies, and vendors)
Employee: Shares, etc. of the company (including subsidiary companies)
(3)The period under the previous paragraph shall be determined by the following items, based on the time of the region where the NASDAQ Stock Exchange is located.
Starting time of the transaction allowed period: 00:01 of the day of the reveal of important information under 1.5 (11)
Finishing time of the transaction allowed period: 23:59 of the 15th day of the following month of the month where the transaction allowed period started
(4)Although it is in the transaction allowed period under this Article, when a transaction is made, the approval shall be acquired under Article 5.2
(5)Even though the transaction is approved and made in the transaction allowed period if one gains knowledge about undisclosed important information, the transaction of shares of the company shall be prohibited.
(6)Information management responsible person shall select the period and scope of the sector to prohibit employee’s transactions of the company shares, etc. after taking the company and each sector’s circumstances into account and acquiring approval of the management, to prevent unfair transactions.
(7)When an employee gains knowledge of undisclosed important information of the other listed companies during the course of one’s business, the information management responsible person may prohibit the employee’s transaction in compliance with this Article.

6.Education and Training, etc.

6.1 Education and training
(1)Information management responsible person shall ensure that employees are aware of the purpose and content of this regulation, the necessity of confidentiality of important information, considerations when dealing with important information, purpose, and contents of laws related to the prohibition of insider trading.

(2)When necessary for the fulfilment of the previous paragraph, the information management responsible person may carry out relevant education and training for employees.

7.Subsidiary Company’s Management of Important Information and Prevention of Insider Trading of Shares Certificate, etc.

7.1 Subsidiary company’s compliance of this regulation
(1)The company shall ensure the subsidiary company takes necessary measures, apart from establishing the same set of regulations as this regulation, for the appropriate management of the subsidiary company’s undisclosed important information and the prevention of unfair insider trading. However, if it is difficult for a subsidiary company to establish a regulation with the same content as this regulation, the subsidiary company may establish its own regulation.

8.Supplementary Provisions

8.1 Date of enforcement
The regulation is effective from 15 February 2023

8.2 Attached documents
(1) Board members’ and major shareholder’s transaction report
(2) Transaction application
(3) Transaction approval acknowledgment
(4) Transaction result report